Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Third Quarter 2019 Financial Results

McLean, VA, November 7, 2019 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported net loss attributable to common shareholders of $8.5 million, or $0.23 per diluted common share, and non-GAAP core operating income of $6.5 million, or $0.18 per diluted common share, for the quarter ended September 30, 2019.  A reconciliation of non-GAAP core operating income to GAAP net income (loss) before income taxes appears at the end of this press release.

Third Quarter 2019 Financial Highlights

•	$0.23 per diluted common share of GAAP net loss
•	$0.18 per diluted common share of non-GAAP core operating income
•	$7.35 per common share of book value
•	$0.225 per common share dividend

“Conditions in the third quarter were challenging for levered agency mortgage-backed security (“MBS”) investments as the continued flattening of the interest rate curve as well as elevated prepayment speeds compressed net interest spread returns,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.  “In response, the Company took several steps to navigate through this investment environment.  First, the Company lowered its prepayment risk exposure by shifting its agency MBS investment portfolio towards both lower coupon securities and specified agency MBS with loan collateral that have favorable prepayment characteristics.  Second, the Company took advantage of the favorable rates available in the interest rate swap market by increasing its notional amount of short-term interest rate swaps to lock into a lower current net cost of funding than what was then available in the repo funding market.  In addition, the Federal Reserve’s actions since the start of the third quarter to lower short-term interest rates and provide liquidity to the repo markets have improved current funding rates and conditions materially.  While net spread pressures remain, since the start of the fourth quarter, a steeper interest rate curve, lower funding rates and slightly wider agency MBS spreads have led to higher returns on new investment opportunities today for the Company and its shareholders.”

Other Third Quarter Highlights

As of September 30, 2019, the Company’s agency MBS investment portfolio totaled $4,113 million in fair value, consisting of $4,013 million of specified agency MBS and $100 million of net long to-be-announced (“TBA”) agency MBS.  As of September 30, 2019, the Company’s $4,113 million agency MBS investment portfolio was comprised of the following:

•	$173 million of 2.5% coupon 30-year agency MBS
•	$826 million of 3.0% coupon 30-year agency MBS
•	$1,342 million of 3.5% coupon 30-year agency MBS
•	$1,300 million of 4.0% coupon 30-year agency MBS
•	$472 million of 4.5% coupon 30-year agency MBS

As of September 30, 2019, the Company’s $4,013 million specified agency MBS portfolio had a weighted average amortized cost basis of $103.39 and a weighted average market price of $104.47.  The Company’s fixed-rate agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency MBS, were approximately 1.25 percentage points as of September 30, 2019, compared to 2 percentage points as of June 30, 2019.  Overall, pay-up premiums on fixed-rate agency MBS increased during the third quarter of 2019 due to higher prepayment expectations as a result of the decline in mortgage rates; however, the Company’s total weighted average pay-up premiums on its agency MBS portfolio declined during the third quarter of 2019 due to the Company reallocating its concentration of fixed-rate agency MBS toward lower coupon securities which generally carry lower pay-up premiums compared to higher coupon securities.

As of September 30, 2019, the Company had $3,698 million of repurchase agreements outstanding with a weighted average rate of 2.35% and remaining weighted average maturity of 22 days secured by an aggregate of $3,891 million of agency MBS at fair value.  The Company’s “at risk” short-term recourse financing to investable capital ratio was 9.9 to 1 as of September 30, 2019 compared to 9.1 to 1 as of June 30, 2019.  The Company’s “at risk” short-term recourse financing to investable capital is measured as the ratio of the sum of the Company’s repurchase agreement financing, net payable or receivable for unsettled securities and net contractual price of TBA commitments less cash and cash equivalents compared to the Company’s investable capital measured as the sum of the Company’s shareholders’ equity and long-term unsecured debt.

GAAP net interest income was $4.7 million for the third quarter of 2019 compared to $6.6 million for the second quarter of 2019, including the amortization of the Company’s net premium on its agency MBS of $7.4 million for the third quarter of 2019 compared to $7.2 million for the second quarter of 2019.  The Company’s weighted average yield on its agency MBS was 2.96% for the third quarter of 2019 compared to 3.21% for the second quarter of 2019, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 12.85% for the third quarter of 2019 compared to 10.16% for the second quarter of 2019.  The Company’s weighted average cost of repurchase agreement funding was 2.46% during the third quarter of 2019 compared to 2.64% during the second quarter of 2019.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio including interest rate swap agreements, U.S. Treasury note futures, put and call options on 10-year U.S. Treasury note futures, and options on agency MBS.  Under GAAP, the Company has not designated these transactions as hedging instruments for financial reporting purposes and therefore all gains and losses on its hedging instruments are recorded as net investment gains and losses in the Company’s financial statements.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives quarterly variable interest payments based upon the prevailing three-month London Interbank Offered Rate (“LIBOR”) on the date of reset. As of September 30, 2019, the Company had $3,000 million in notional amount of interest rate swap agreements with a weighted average pay fixed rate of 1.83% and a remaining weighted average maturity of 3.4 years.  The Company’s weighted average net receive rate of its interest rate swap agreements was 0.52% during the third quarter of 2019 compared to 0.50% during the second quarter of 2019.

As of September 30, 2019, the total notional amount of the Company’s interest rate swaps was 79% of the Company’s outstanding repurchase agreement funding and net TBA purchase commitments with a net duration gap of zero.

The Company reported TBA dollar roll income of $0.9 million for the third quarter of 2019 compared to $2.0 million for the second quarter of 2019.  The implied weighted-average net interest spread of the Company’s TBA dollar rolls was 0.93% for the third quarter of 2019 compared to 0.84% for the second quarter of 2019.  TBA dollar roll income is considered the economic equivalent of investing in agency MBS financed with a repurchase agreement and is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security.  Under GAAP, the Company accounts for its TBA commitments as derivative instruments and recognizes income from TBA dollar rolls as a component of net investment gains and losses in the Company’s financial statements.

Economic net interest income was $10.1 million for the third quarter of 2019 compared to $12.3 million for the second quarter of 2019.  Economic net interest income is comprised of net interest income determined in accordance with GAAP, TBA dollar roll income and net interest income or expense from interest rate swaps.  Economic net interest income is a non-GAAP financial measure that is described later in this press release.

Excluding TBA dollar roll income, the Company had net investment gains on its investment portfolio of $19.2 million for the third quarter of 2019. On its related interest rate hedging instruments, the Company had net investment losses of $32.8 million, excluding interest rate swap net interest income. This results in a net investment loss on the Company’s hedged investment portfolio of $13.6 million, or $0.37 per diluted common share, for the third quarter of 2019.

Distributions to Shareholders

The Company’s Board of Directors approved a distribution to common shareholders of $0.225 per share for the third quarter of 2019.  The distribution was paid on October 31, 2019 to shareholders of record as of September 30, 2019.  The Company’s Board of Directors also approved distributions to its Series B and Series C preferred shareholders of $0.4375 per share and $0.515625 per share, respectively, for the third quarter of 2019.  The distributions were paid on September 30, 2019 to shareholders of record as of September 18, 2019.

The tax characterization of the Company’s distributions to shareholders is determined and reported to shareholders on Form 1099-DIV after the end of the calendar year.

Commencing with its taxable year ending December 31, 2019, the Company intends to elect and operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes.  As a REIT, distributions to shareholders will generally be taxable as ordinary income that are not eligible to be taxed as qualified dividends.  However, a portion of such distributions may be designated as long-term capital gain dividends to the extent that such portion is attributable to the Company’s sale of capital assets held for more than one year.  Non-corporate taxpayers may deduct up to 20% of dividends received from a REIT that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.  Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of each shareholder’s tax basis in the Company’s stock and as capital gain thereafter.

Conference Call

The Company will hold a conference call for investors at 9:00 A.M. Eastern Time on Friday, November 8, 2019 to discuss the Company’s third quarter 2019 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) currently invests primarily in mortgage-related and other assets and intends to qualify to be taxed as a REIT commencing with its taxable year ending December 31, 2019.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards, any change in long-term tax structures (including any REIT election), use of equity raise proceeds and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, the Company’s ability to qualify and maintain qualification as a REIT, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	September 30, 2019	June 30, 2019
ASSETS
Cash and cash equivalents	$12,129	$34,684
Interest receivable	11,684	12,471
Sold securities receivable	—	546,106
Mortgage-backed securities, at fair value
Agency	4,013,161	3,414,580
Private-label	25	26
Derivative assets, at fair value	675	6,243
Deposits	43,298	31,247
Other assets	18,566	18,535
Total assets	$4,099,538	$4,063,892
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$3,697,906	$3,531,539
Interest payable	3,356	3,336
Accrued compensation and benefits	3,502	2,436
Dividend payable	8,397	8,392
Derivative liabilities, at fair value	724	3,131
Purchased securities payable	—	113,019
Other liabilities	3,204	3,534
Long-term unsecured debt	74,272	74,216
Total liabilities	3,791,361	3,739,603
Equity:
Preferred stock (liquidation preference of $38,851)	37,227	37,240
Common stock	368	366
Additional paid-in capital	2,048,423	2,047,616
Accumulated deficit	(1,777,841)	(1,760,933)
Total equity	308,177	324,289
Total liabilities and equity	$4,099,538	$4,063,892
Book value per common share (1)	$7.35	$7.80
Common shares outstanding (in thousands) (2)	36,627	36,578

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.

(2) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Interest income
Agency mortgage-backed securities	$28,455	$32,275	$33,570	$36,914
Private-label mortgage-backed securities	4	14	1	4
Other	215	428	261	256
Total interest income	28,674	32,717	33,832	37,174
Interest expense
Short-term secured debt	22,721	24,866	24,643	25,286
Long-term unsecured debt	1,261	1,269	1,272	1,264
Total interest expense	23,982	26,135	25,915	26,550
Net interest income	4,692	6,582	7,917	10,624
Investment advisory fee income	—	—	250	—
Investment (loss) gain, net
Gain on trading investments, net	16,890	42,239	69,168	32,591
Loss from derivative instruments, net	(25,353)	(69,072)	(55,205)	(101,483)
Other, net	232	150	(160)	(18)
Total investment (loss) gain, net	(8,231)	(26,683)	13,803	(68,910)
General and administrative expenses
Compensation and benefits	2,833	2,233	3,116	395
Other general and administrative expenses	1,365	1,191	1,260	1,263
Total general and administrative expenses	4,198	3,424	4,376	1,658
(Loss) income before income taxes	(7,737)	(23,525)	17,594	(59,944)
Income tax benefit	—	—	—	(33,639)
Net (loss) income	(7,737)	(23,525)	17,594	(26,305)
Dividend on preferred stock	(774)	(774)	(278)	(153)
Net (loss) income (attributable) available to common stock	$(8,511)	$(24,299)	$17,316	$(26,458)
Basic (loss) earnings per common share	$(0.23)	$(0.67)	$0.52	$(0.87)
Diluted (loss) earnings per common share	$(0.23)	$(0.67)	$0.52	$(0.87)
Weighted average common shares outstanding (in thousands)
Basic	36,572	36,533	33,053	30,392
Diluted	36,572	36,533	33,139	30,392

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” and investment advisory fee income less “core general and administrative expenses” and preferred stock dividends.

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest bearing financial instruments as well as the agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income earned or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income earned or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense and non-recurring expense. For the three months ended September 30, 2019, core general and administrative expense exclude a non-recurring expense related to a one-time out-of-period payment made in the third quarter of 2019 for a business, professional and occupation license tax from Arlington County, Virginia for the 2018 tax year.

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of economic net interest income and core operating income for the last four fiscal quarters (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
GAAP net interest income	$4,692	$6,582	$7,917	$10,624
TBA dollar roll income	923	1,995	1,420	2,940
Interest rate swap net interest income	4,445	3,769	4,747	2,304
Economic net interest income	10,060	12,346	14,084	15,868
Investment advisory fee income	—	—	250	—
Core general and administrative expenses	(2,797)	(3,207)	(3,603)	(2,324)
Preferred stock dividend	(774)	(774)	(278)	(153)
Non-GAAP core operating income	$6,489	$8,365	$10,453	$13,391

Non-GAAP core operating income per diluted common share	$0.18	$0.23	$0.32	$0.44
Weighted average diluted common shares outstanding	36,751	36,644	33,139	30,437

The following table provides a reconciliation of GAAP pre-tax net income (loss) to non-GAAP core operating income for the last four fiscal quarters (unaudited, amounts in thousands):

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
GAAP (loss) income before income taxes	$(7,737)	$(23,525)	$17,594	$(59,944)
Add (less):
Total investment loss (gain), net	8,231	26,683	(13,803)	68,910
Stock-based compensation expense	913	217	773	(666)
Preferred stock dividend	(774)	(774)	(278)	(153)
Non-recurring expense	488	—	—	—
Add back:
TBA dollar roll income	923	1,995	1,420	2,940
Interest rate swap net interest income	4,445	3,769	4,747	2,304
Non-GAAP core operating income	$6,489	$8,365	$10,453	$13,391

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income and comprehensive income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.  Furthermore, there may be differences between non-GAAP core operating income and taxable income determined in accordance with the Internal Revenue Code.  As a REIT, the Company will be required to distribute at least 90% of its REIT taxable income (subject to certain adjustments) to qualify as a REIT and all of its taxable income in order to not be subject to any U.S. Federal or state corporate income taxes.  Accordingly, non-GAAP core operating income may not equal the Company’s distribution requirements as a REIT.

The following tables present information on the Company’s investment and hedge portfolio as of September 30, 2019 (unaudited, dollars in thousands):

Agency MBS:

Fair Value
Specified agency MBS	$4,013,161
Net long agency TBA position	99,593
Total	$4,112,754

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
2.5%	$73,009	$798	$73,807	$(674)	$73,133	$100.17	2.50%	9.1
3.0%	808,462	21,109	829,571	(3,082)	826,489	102.23	3.00%	7.0
3.5%	1,293,792	38,904	1,332,696	8,948	1,341,644	103.70	3.50%	5.0
4.0%	1,226,631	48,677	1,275,308	24,444	1,299,752	105.96	4.00%	4.8
4.5%	439,456	20,573	460,029	12,100	472,129	107.43	4.50%	4.3
5.5%	12	—	12	2	14	112.39	5.50%	5.2
Total/weighted-average	$3,841,362	$130,061	$3,971,423	$41,738	$4,013,161	$104.47	3.65%	5.4

Net Long Agency TBA Positions:

	Notional Amount:
	Net Long (Short) Position	Implied Cost Basis	Implied Fair Value	Net Carrying Amount
2.5% 30-year MBS purchase commitments, net	$100,000	$100,273	$99,593	$(680)
3.0% 30-year MBS purchase commitments, net	100,000	101,547	101,563	16
3.0% 30-year MBS sale commitments, net	(100,000)	(101,953)	(101,563)	390
Total TBA commitments, net	$100,000	$99,867	$99,593	$(274)

Interest Rate Swap Agreements:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)
Years to maturity:
Less than 3 years	$2,175,000	1.73%	2.19%	0.46%	1.7
3 to less than 7 years	500,000	1.62%	2.12%	0.50%	6.3
7 to less than 10 years	300,000	2.85%	2.16%	(0.69)%	9.3
10 or more years	25,000	2.96%	2.16%	(0.80)%	28.5
Total / weighted-average	$3,000,000	1.83%	2.17%	0.34%	3.4